AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
JULY 26, 2005
REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PIKE ELECTRIC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3112047
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No. )
100 Pike Way
Mount Airy, NC 27030
(336) 789-2171
(Address, including zip code and telephone number, of principal executive offices,)

PIKE HOLDINGS, INC. 2002 STOCK OPTION PLAN A
PIKE HOLDINGS, INC. 2002 STOCK OPTION PLAN B
PIKE ELECTRIC CORPORATION 2005 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full Titles of the Plans)

Mark Castaneda
Chief Financial Officer
Pike Electric Corporation
100 Pike Way
Mount Airy, NC 27030
(336) 789-2171
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
W. Clayton Johnson, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

CALCULATION OF REGISTRATION FEE

			Proposed maximum		Proposed maximum
Title of securities	Amount to be		offering price per		aggregate offering	Amount of
to be registered	registered		share		price	registration fee
Common Stock par value $0.001 per share	1,838,227	(1)	$3.80		$6,985,263	$882.17
Common Stock par value $0.001 per share	1,067,714	(2)	$6.51		$6,950,814	$818.11
Common Stock par value $0.001 per share	1,750,000	(3)	$16	(4)	$28,000,000	$3,295.60
Common Stock par value $0.001 per share	1,312,746	(5)	$16	(4)	$21,003,936	$2,472.16

(1)	Represents 1,838,227 shares of Common Stock subject to options outstanding under the 2002 Stock Option Plan A and the 2002 Stock Option Plan B at an exercise price of $3.80 per share.

(2)	Represents 1,067,714 shares of Common Stock subject to options outstanding under the 2002 Stock Option Plan A and the 2002 Stock Option Plan B at an exercise price of $6.51 per share.

(3)	Represents the maximum number of shares of Pike Electric Corporation Common Stock as to which equity-based compensation may be granted under the 2005 Omnibus Incentive Compensation Plan.

(4)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 based on the high end of the range of estimated initial public offering prices of our Class A Common Stock.

(5)	Represents the maximum number of shares of Common Stock which may be subject to options yet to be granted under the 2002 Stock Option Plan A and the 2002 Stock Option Plan B.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
ITEM 1. PLAN INFORMATION
     All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
     All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Pike Electric Corporation (the “Corporation”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference herein and shall be deemed a part hereof: (1) the Corporation’s Registration Statement on Form S-1 filed on April 18, 2005, as amended (Registration No. 333-124117), and (2) the description of the Corporation’s Common Stock contained in our Registration Statement on Form 8-A12B filed on July 25, 2005 (Registration No. 001-32582).
     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Out certificate of incorporation and bylaws provide that we shall indemnify out directors and officers to the fullest extent permitted by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and agents for some liabilities.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not Applicable.
ITEM 8. EXHIBITS.

EXHIBIT NUMBER	DOCUMENT DESCRIPTION
4.1	Certificate of Incorporation of Pike Electric Corporation (incorporated by reference to Exhibit No. 3.1 of the Registration Statement of Pike Electric Corporation on Form S-1, Registration No. 333-124117 (the “Registration Statement”)).

4.2	Articles of Association of Pike Electric Corporation (incorporated

EXHIBIT NUMBER	DOCUMENT DESCRIPTION
by reference to Exhibit 3.3 of the Registration Statement).

4.3	Stockholders Agreement, dated April 18, 2002, among Pike Holdings, Inc., LGB Pike LLC, certain rollover holders and certain management stockholders (incorporated by reference to Exhibit 10.6 of the Registration Statement).

4.4	Addendum, dated June 13, 2005, to the Stockholders Agreement dated April 18, 2002, among Pike Holdings, Inc., LGB Pike LLC, certain rollover holders and certain management stockholders (incorporated by reference to Exhibit 10.13 of the Registration Statement).

4.5	Amendment, dated July 21, 2005, to the Stockholders Agreement dated April 18, 2002, among Pike Electric Corporation as successor to Pike Holdings, Inc., LGB Pike II LLC as successor to LGB Pike LLC, certain rollover holders and certain management stockholders (incorporated by reference to Exhibit 10.16 of the Registration Statement)

5.1	Opinion of Cravath, Swaine & Moore LLP as to the legality of the securities being issued.

23.1	Consent of Ernst & Young LLC.

23.2	Consent of Dixon Hughes PLLC.

23.3	Consent of Grant Thornton LLP.

23.4	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1).

24	Powers of Attorney (included as part of the signature pages).
ITEM 9. UNDERTAKINGS.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mount Airy, North Carolina, on July 26, 2005.

PIKE ELECTRIC CORPORATION
By /s/ Mark Castaneda
Name:	Mark Castaneda
Title:	Chief Financial Officer

POWER OF ATTORNEY
     We, the undersigned directors and officers of Pike Electric Corporation, do hereby constitute and appoint Mark Castaneda and J. Russell Triedman, or any of them, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ J. Eric Pike	President, Chief Executive Officer and Director	July 26, 2005

J. Eric Pike

/s/ Mark Castaneda	Chief Financial Officer	July 26, 2005

Mark Castaneda

/s/ David J. Mills	Controller	July 26, 2005

David J. Mills

/s/ J. Russell Triedman	Director	July 26, 2005

J. Russell Triedman

EXHIBIT INDEX

Exhibit
Number	Exhibit
5.1	Opinion of Cravath, Swaine & Moore LLP as to the legality of the securities being issued.

23.1	Consent of Ernst & Young LLC.

23.2	Consent of Dixon Hughes PLLC.

23.3	Consent of Grant Thornton LLP.

23.4	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1).

24	Powers of Attorney (included as part of the signature pages).